UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

September 18, 2019
Date of Report (Date of earliest event reported)

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1332 Londontown Blvd.,
Sykesville, Maryland	21784
(Address of principal executive offices)	(Zip Code)

(410) 970-7800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.
On September 18, 2019, GSE Systems, Inc. (the “Company”) and Chris Sorrells, Chief Operating Officer, entered into a Separation Agreement, dated September 18, 2019 (the “Separation Agreement”) and the Company accepted his resignation as Chief Operating Officer and a member of the Board of Directors (the “Board”). Mr. Sorrells’s decision to resign from the Board was not related to a disagreement with the Company over any of its operations, policies or practices. Under the terms of the Separation Agreement, Mr. Sorrells’s employment will terminate on September 30, 2019 (the “Separation Date”). The Employment Agreement between Mr. Sorrells and the Company, dated August 15, 2016 (as amended, the “Employment Agreement”), will be terminated pursuant to the Separation Agreement with the exception of Section 6 of the Employment Agreement pertaining to certain non-competition, non-solicitation and non-disclosure obligations, which is expressly incorporated into the Separation Agreement.

Pursuant to the Separation Agreement, following the Separation Date, Mr. Sorrells will be entitled to receive: (i) severance payments in an amount equal to his current monthly base salary through November 30, 2020, payable in equal installments in accordance with the Company’s normal payroll policies; (ii) a payment of $35,000 at the same time as all other then-current executive officers of the Company receive their bonuses for 2019; provided, however, that the payment shall be made not later than March 15, 2020; (iii) coverage under COBRA for a twelve (12) month period, payable directly by the Company, for all health insurance plan benefits to which Mr. Sorrells was entitled prior to the Separation Date; (iv) accelerated vesting of any time-vested restricted stock units (“RSUs”) held by Mr. Sorrells and the elimination of any obligations to forfeit such awards upon the termination of his employment; and (v) the amendment of certain performance RSUs to eliminate any obligations to forfeit such awards upon termination of his employment with the Company and the extension of the term of such unvested RSUs through September 30, 2020.  Each of these separation benefits are subject to Mr. Sorrells’s execution and non-revocation of the Separation Agreement and will not be paid unless the applicable Revocation Period (as defined in the Separation Agreement) expires without his revocation thereof. The Separation Agreement also contains a standstill agreement governing conduct of Mr. Sorrells and his affiliates in relation to the capital stock of the Company until July 30, 2021.

In exchange for the consideration described above, Mr. Sorrells granted a general release of claims in favor of the Company covering the period leading up to, and including, the date of the Separation Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.
Press Release Announcing Chris Sorrells Departure

On September 19, 2019, the Company issued a press release announcing the departure of Mr. Sorrells. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated by reference herein.

Request for Consent to Withdraw Form S-3

On September 19, 2019, the Company requested the consent of the Securities and Exchange Commission to withdraw the Company’s Registration Statement on Form S-3 filed with the Commission on August 15, 2019, File No. 333-233286, which has not been declared effective. The Company requested to withdraw the registration statement because it does not intend to pursue the offering or prospective offerings contemplated thereunder.

The information in this Item 7.01 (including Exhibit 99.1 attached hereto) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

10.1	Separation Agreement of Christopher D. Sorrells, dated September 18, 2019, including Amendment to Restricted Share Unit Agreements (attached as Exhibit A).

99.1
Press Release dated September 19, 2019 (furnished pursuant to Item 7.01)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

By:	/s/ Daniel Pugh
Daniel Pugh
Chief Legal and Risk Officer

Date: September 19, 2019